EXHIBIT 11.1

             HENRY SCHEIN, INC. AND SUBSIDIARIES
              COMPUTATION OF EARNINGS PER SHARE
                         (unaudited)

                                             Three months ended
                                         -------------------------
                                         March 30,        April 1,
                                           1996             1995
                                        ----------       ----------
Net income per consolidated
  statements of operations (in
  thousands)  . . . . . . . . . . .     $    2,464       $      936
                                        ==========       ==========
Weighted average common shares
outstanding:

  Shares outstanding at December 25,
    1993  . . . . . . . . . . . . .     11,390,544       11,390,544
  1994 issuances:

    Shares issued, in part, to
       extinguish liability under
       long-term executive incentive
       compensation plan  . . . . .        489,456          489,456
    Shares issued to ESOP trust in
    12/94 . . . . . . . . . . . . .        128,257          128,257
  Stock options granted at an
    exercise price of $4.21 per
    share (1) . . . . . . . . . . .        221,397          237,897

  IPO Options (Class B) . . . . . .        408,400              ---
  IPO Shares  . . . . . . . . . . .      5,090,000              ---

  1995 issuances:
    Shares issued as of September 1,
       1995 in connection with an
       Acquisition  . . . . . . . .      1,260,416              ---
                                        ----------       ----------
                                        18,988,470       12,246,154
    Less treasury stock . . . . . .        (51,679)             ---
                                        ----------       ----------
                                        18,936,791       12,246,154
  Less assumed repurchase of shares
    under treasury stock method
    based on an average price of
    $27.96 per share (2):

       Stock options---221,397 shares
                       x $4.21
                      --------
                      $932,081 /$27.96     (33,336)(3)      (62,597)(4)
       IPO options-----408,400 shares
                      x $16.00
                      --------
                    $6,534,400 / $27.96   (233,705)(3)         ---
                                        ----------       ----------
Weighted average common shares
outstanding . . . . . . . . . . . .     18,669,750       12,183,557
                                       ===========       ==========

Net income per common share . . . .    $      0.13       $     0.08
                                       ===========       ==========
___________
(1) Considered "cheap stock" and treated as outstanding since January 1, 1995.
(2) The treasury stock method was not used for the shares issued to settle the long-term incentive plan liability and the compensatory portion of the stock options granted because the related special compensation charges have been/will be excluded from net income and, therefore, were not assumed to be proceeds.
(3) Computed using the average closing value per share for the three months ended March 30, 1996.
(4) Computed using IPO value of $16.00 per share on 237,897 Class A options.